HOME EQUITY ASSET TRUST 2007-2

DERIVED INFORMATION [3/8/2007]

[$1,149,600,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,149,600,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-2 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.3% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 3,134

Total Outstanding Loan Balance ($): 544,916,879

Total Expected Collateral Balance ($): 1,200,000,100

Total Expected Collateral Balance - Selection ($): 557,249,849

Average Loan Current Balance ($): 173,873

:

Weighted Average Original LTV (%)*: 86.1

Weighted Average Coupon (%): 8.27

Arm Weighted Average Coupon (%): 7.94

Fixed Weighted Average Coupon (%): 9.68

Weighted Average Margin (%): 5.69

Weighted Average FICO (Non-Zero): 649

Weighted Average Age (Months): 3

:

First Liens: 90.4

% Second Liens: 9.6

% Arms: 81.1

%Fixed: 18.9

% Interest Only: 18.3

% of Loan with Mortgage Insurance:  0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
5.51 - 6.00	16	4,991,159	0.9	5.87	80.0	692
6.01 -6.50	71	20,343,097	3.7	6.34	80.4	664
6.51 -7.00	251	68,370,105	12.5	6.84	80.5	664
7.01 - 7.50	395	95,835,245	17.6	7.29	81.1	652
7.51 - 8.00	460	100,958,952	18.5	7.77	81.3	655
8.01 - 8.50	314	68,822,825	12.6	8.26	84.2	657
8.51- 9.00	297	58,233,411	10.7	8.77	89.4	643
9.01 -9.50	177	30,628,309	5.6	9.28	94.1	627
9.51 -10.00	310	33,727,977	6.2	9.79	97.8	620
10.01-10.50	217	21,269,681	3.9	10.27	98.4	642
10.51 -11.00	97	8,265,070	1.5	10.75	98.6	641
11.01 -11.50	153	11,102,846	2.0	11.21	99.3	649
11.51-12,00	180	11,562,353	2.1	11.73	99.8	632
12.01 >=	196	10,805,848	2.0	12.41	99.8	614
Total:	3,134	544,916,879	100.0	1.27	86.1	649
Max: 14.00 Min: 5.60 Wgt Avg: 8.27

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
401 -425	2	617,761	0.1	9.06	79.3	421
426 - 450	4	367,213	0.1	8.56	84.8	438
451 -475	10	1,119,975	0.2	9.04	90.7	466
476-500	8	885,278	0.2	8.12	82.1	490
501 -525	26	2,931,148	0.5	8.72	82.8	513
526 -550	26	2,877,103	0.5	9.69	86.0	541
551 - 575	29	4,276,758	0.8	9.16	90.5.	563
576 - 600	230	38,627,600	7.1	9.30	95.1	589
601 - 625	744	106,494,375	19.5	8.57	87.1	613
626 - 650	761	133,324,770	24.5	8.29	85.6	639
651 - 675	662	117,720,964	21.6	8.00	84.3	662
676 - 700	332	68,909,939	12.6	7.80	83.9	687
701 - 725	179	40,057,279	7.4	7.95	85.1	712
726 - 750	75	17,055,487	3.1	7.89	85.8	737
751 -775	38	7,308,043	1.3	7.69	88.5	761
776 - 800	8	2,343,184	0.4	8.60	91.0	784
Total:	3,134	544,916,879	100.0	8.27	86.1	649
Max: 793 Min: 414 Wgt Avg: 649

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0 - 50,000	472	15,749,327	2.9	11.01	99.8	635
50,001-100,000	637	48,147,036	8.8	10.00	93.6	638
100,001 -150,000	607	75,202,472	13.8	8.67	87.3	640
150,001 - 200,000	431	74,907,792	13.7	8.20	85.4	645
200,001 - 250,000	272	60,885,277	11.2	7.96	84.5	649
250,001-300,000	203	56,155,931	10.3	7.86	85.2	648
300,001 - 350,000	160	51,862,915	9.5	7.70	83.9	652
350,001 - 400,000	121	45,395,969	8.3	7.65	83.7	653
400,001 -450,000	89	37,617,504	6.9	7.92	85.7	658
450,001 -500,000	51	24,152,949	4.4	7.68	83.6	670
500,001-550,000	29	15,235,244	2.8	7.95	83.6	651
550,001- 600,000	36	20,732,299	3.8	7.81	83.5	660
600,001 - 650,000	12	7,495,309	1.4	7.95	86.6	662
650,001 - 700,000	3	2,041,646	0.4	6.89	80.0	675
700,001 - 750,000	3	2,182,811	0.4	8.61	86.6	659
750,001-800,000	2	1,579,430	0.3	7.64	80.0	688
850,001 - 900,000	2	1,763,323	0.3	7.22	80.0	678
900,001-950,000	1	939,826	0.2	6.98	80.0	735
950,001-1,000,000	3	2,869,819	0.5	7.08	76.4	706
Total,	3,134	544,916,879	100.0	8.27	86.1	649
Max: 959,704.38 Min: 12,588.05 Avg: 173,872.65

Original LTV (%)*	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
55.1 - 60.0	1	169,948	0.0	7.50	56.7	660
65.1- 70.0	1	950,916	0.2	6.85	69.2	676
70.1- 75.0	13	2,826,064	0.5	7.33	75.0	581
75.1 - 80.0	1,525	349,543,816	64.1	7.54	80.0	656
80.1 - 85.0	24	4,258,078	0.8	8.59	84.5	608
85.1 - 90.0	30	5,425,885	1.0	8.73	89.5	609
90.1 - 95.0	314	63,734,038	11.7	8.88	95.0	634
95.1-100.0	1,226	118,008,133	21.7	10.08	100.0	643
Total.	3,134	544,916,879	100.0	8.27	86.1	649
Max: 100.0 Min: 56.7 Wgt Avg: 86.1

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	827	136,242,828	25.0	8.64	87.5	649
0.50	4	657,738	0.1	8.81	83.3	570
1.00	132	31,470,974	5.8	8.37	85.5	660
2.00	1,711	301,956,089	55.4	8.13	85.7	649
2.50	10	1,801,535	0.3	7.84	81.5	658
3.00	450	72,787,714	13.4	8.07	85.9	647
Total:	3,134	544,916,879	100.0	8.27	86.1	649

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	2,142	342,190,094	62.8	8.20	87.0	637
Reduced	669	131,288,113	24.1	8.38	84.0	670
Stated Income/ Stated Assets	263	61,289,723	11.2	8.41	86.1	669
No Income/No Assets	60	10,148,949	1.9	8.16	84.6	686
Total:	3,134	544,916,879	100.0	8.27	86.1	649

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	3,098	539,204,416	99.0	8.26	86.1	649
Second Home	11	2,130,803	0.4	9.52	91.1	682
Investor	25	3,581,660	0.7	8.83	91.5	653
Total:	3,134	544,916,879	100.0	8.27	86.1	649

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
California	631	171,743,475	31.5	7.97	84.5	657
Florida	257	50,956,781	9.4	8.39	85.6	656
Texas	377	39,011,951	7.2	8.30	85.3	634
Arizona	174	29,313,648	5.4	8.16	85.4	652
Illinois	169	29,226,032	5.4	8.54	87.1	655
Georgia	112	15,907,039	2.9	8.69	87.6	628
Maryland	65	15,661,683	2.9	8.21	88.4	646
Nevada	79	15,189,105	2.8	8.02	84.2	664
New Jersey	58	13,720,689	2.5	8.54	89.3	657
New York	42	11,514,244	2.1	8,12	86.1	676
Virginia	52	10,788,407	2.0	8.22	89.9	644
Utah	74	10,273,813	1.9	8.10	84.3	652
North Carolina	91	9,889,622	1.8	8.68	87.9	627
Michigan	67	9,827,651	18	8.58	89.1	651
Pennsylvania	80	9,589,879	18	8.29	88.1	647
Other	806	102,302,862	18.8	8.56	87.9	637
Total:	3,134	544,916,879	100.0	8.27	86.1	649

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	2,416	404,213,470	74.2	8.29	85.5	650
Refinance - Rate Term	88	12,719,823	2.3	8.27	87.1	639
Refinance - Cashout	630	121983,586	23.5	8.20	88.2	649
Total:	3,134	544,916,879	100.0	8.27	86.1	649

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 10/20	2	911,729	0.2	6.67	80.0	652
Arm 2/28	960	193,943,250	35.6	8.01	84.8	646
Arm 2/28 - Balloon 40/30	389	88,818,872	16.3	8.14	86.2	648
Arm 2/28 - Balloon 45/30	2	512,772	0.1	7.48	77.9	561
Arm 2/28 - Balloon 50/30	424	122,500,179	22.5	7.77	83.4	657
Arm 2/28 - Dual 40/30	1	105,001	0.0	6.95	79.5	463
Arm 3/27	59	12,739,626	2.3	8.01	84.8	645
Arm 3/27 - Balloon 40/30	16	3,969,329	0.7	7.95	85.9	656
Arm 3/27 -Balloon 45/30	9	1,294,504	0.2	7.71	77.5	512
Arm 3/27 -Balloon 50/30	11	2,440,327	0.4	7.69	81.6	686
Arm 5/25	43	11,617,031	2.1	7.07	81.5	665
Arm 5125 - Balloon 40/30	7	1,614,601	0.3	8.12	93.5	663
Arm 5/25 - Balloon 50/30	3	616,045	0.1	7.31	84.3	653
Arm 6 Month	1	883,701	0.2	6.76	80.0	692
Fixed Balloon 30/15	521	32,607,924	6.0	11.21	99.8	646
Fixed Balloon 40/30	55	9,042,867	1.7	8.38	86.0	644
Fixed Balloon 45/30	6	927,652	0.2	8.44	87.1	508
Fixed Balloon 50/30	14	3,127,846	0.6	8.68	87.8	621
Fixed Rate	611	57,243,624	10.5	9.09	90.2	650
Total:	3,134	544,916,879	100.0	8.27	86.1	649

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	2.437	419,397,501	77.0	816	86.3	649
PUD	359	61,152,470	11.2	8.30	84.8	641
Condo	211	36,898,016	6.8	8.29	86.9	654
2 Family	115	25,191,191	4.6	8.27	85.9	668
3-4 Family	12	2,277,701	0.4	8.11	83.9	667
Total:	3,134	544,916,879	100.0	8.27	86.1	649

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA PICO
0.01 -4.00	81	24,794,742	5.6	6.89	80.3	680
4.01 -4.50	72	17,778,554	4.0	6.58	80.0	667
4.51- 5.00	179	44,453,200	10.1	7.18	82.3	665
5.01 -5.50	220	44,760,634	10.1	7.66	81.7	651
5.51- 6.00	893	221,010,489	50.0	7.97	83.8	653
6.01 -6.50	186	39,111,101	8.8	8.34	873	640
6.51 -7.00	131	25,518,408	5.8	9.00	92.2	618
7.01 - 7.50	93	14,988323	3.4	9.57	96.2	604
7.51 - 8.00	53	7,387,964	1.7	10.01	98.1	595
8.01 - 8.50	16	1,990,105	0.5	10.38	97.2	602
8.51 - 9.00	2	123,384	0.0	10.92	100.0	601
9.01>=	1	50,061	0.0	11.99	100.0	464
Total:	1,927	441,966,966	100.0	7.94	84.6	650
Max: 10.99 Miii. 1.50 Wgt Avg: 5.69

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1 - 3	1	883,701	0.2	6.76	80.0	692
4 - 6	3	652,123	0.1	6.94	80.0	562
7 - 9	1	142,000	0.0	7.50	80.0	479
10 -12	1	105,001	0.0	6.95	79.5	463
13 -15	2	713,342	0.2	9.08	80.0	469
16 -18	22	5,902,82I	1.3	7.92	80.1	607
19-21	845	185,976,051	42.1	8.00	86.1	648
22 -24	905	213,124,927	48.2	7.94	83.7	653
25- 27	4	551,401	0.1	7.66	79.3	506
28 - 30	7	1,427,426	0.3	8.02	81.1	565
31 - 33	45	9,647,809	2.2	8.03	86.2	651
34-36	36	8,080,960	1.8	7.77	82.4	666
37>=	55	14,759,406	3.3	7.17	82.8	663
Total:	1,927	441,966,966	100.0	7.94	84.6	650
Max: 118 Min: 3 Wgt Avg: 23

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
9.51 -11.50	1	147,975	0.0	7.25	80.0	671
11,51 -12.00	18	5,357,759	1.2	5.98	80.0	684
12.01 - 12.50	66	19,198,773	4.3	6.36	80.4	663
12.51-13.00	219	60,289,520	13.6	6.86	80.8	663
13.01 -13.50	337	83,475,855	18.9	7.30	81.1	651
13.51 -14.00	381	85,332,493	19.3	7.74	80.9	655
14.01 - 14.50	264	61,091,890	13.8	8.17	83.8	659
14.51 -15.00	237	54,059,446	12.2	8.65	88.0	649
15.01 -15.50	140	27,841,821	6.3	9.13	93.3	627
15.51 -16.00	133	23,184,349	5.2	9.67	97.1	619
16.01 -16.50	67	10,740,500	2.4	10.00	95.6	608
16.51-17.00	34	6,614,591	1.5	10.06	98.1	626
17.01 -17.50	16	2,920,690	0.7	10.50	98.0	616
17.51 -18.00	7	953,458	0.2	10.83	97.2	597
18.01>=	7	757,844	0.2	11.28	98.7	622
Total:	1,927	441,966,966	100.0	7.94	84.6	650
Max: 18.54 Min: 11.25 Wgt Avg: 14.00

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<=4.50	20	6,139,274	1.4	6.24	80.0	678
4.51 - 5.00	34	8,871,743	2.0	6.94	80.9	661
5.01 -5.50	82	15,243,200	3.4	7.33	80.1	658
5.51 - 6.00	104	20,888,103	4.7	7.51	81.0	661
6.01 -6.50	104	24,376,196	5.5	7.15	81.8	662
6.51 -7.00	231	60,038,017	13.6	7.06	81.3	660
7.01-7.50	306	78,527,229	17.8	7.36	81.7	650
7.51-8.00	310	72,931,347	16.5	7.78	81.2	655
8.01 - 8.50	200	49,383,496	11.2	8.28	84.5	656
8.51 - 9.00	190	43,759,856	9.9	8.77	89.8	645
9.01 -9.50	121	23,847,274	5.4	9.28	94.8	625
9.51 -10.00	130	24,409,531	5.5	9.79	97.5	619
10.01 - 10.50	60	9,281,986	2.1	10.28	97.2	607
10.51 - 11.00	22	2,916,032	0.7	10.75	97.1	612
11.01 -11.50	9	1,082,746	0.2	11.16	97.0	603
11.51 >=	4	270,937	0.1	11.71	96.5	591
Total:	1,927	441,966,966	100.0	7.94	84.6	650
Max: 12.04 Min: 3.80 Wgt Avg: 7.62

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	640	169,271,276	38.3	7.91	83.4	653
1.50	2	591,880	0.1	7.71	80.0	682
2.00	3	736,995	0.2	7.27	79.9	608
3.00	1,281	271,148,743	61.4	7.96	85.4	648
5.00	1	218,072	0.0	8.13	80.0	638
Total:	1,927	441,966,966	100.0	7.94	84.6	650
Wgt Avg: 2.23

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	1,918	439,188,906	99.4	7.93	84.6	650
1.50	5	1,274,905	0.3	7.47	80.0	610
2.00	4	1,503,154	0.3	8.86	83.7	636
Total:	1,927	441,966,966	100.0	7.94	84.6	650
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	2,796	445,159,878	81.7	8.43	87.1	647
60	334	98,045,272	18.0	7.52	81.8	658
120	4	1,711,729	0.3	7.47	80.0	652
Total:	3,134	544,916,879	100.0	8.27	86.1	649